EXHIBIT 23.1

To the Board of Directors and Stockholders of
Simplicity Esports and Gaming Company

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Simplicity Esports and Gaming Company on Form S-1 of our report dated August 29, 2019 with respect to our audit of the financial statements of Simplicity Esports and Gaming Company (formerly known as I-AM Capital Acquisition Company) as of May 31, 2019 and 2018 and for the years ended May 31, 2018 and 2019, which appears in the Prospectus, which is part of this Amendment No. 2 to Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Amendment No. 2 to Registration Statement.

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC
Basking Ridge, New Jersey
September 25, 2019

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